UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: May 16, 2007

SAN Holdings, Inc.
(Exact name of registrant as specified in its charter)

Colorado	0-16423	84-0907969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9800 Pyramid Court, Suite 130, Englewood, CO 80112
(Address of Principal Executive Offices) (Zip Code)

 (303) 660-3933
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 16, 2007 (the “Effective Date”), SAN Holdings, Inc. (the “Company”) entered into a new credit agreement with Sun Capital Partners II, LP (“Sun Capital II”), an affiliate of the Company’s majority shareholder, Sun Solunet, LLC (the “Sun 2007 Loan”), which credit agreement is filed as an exhibit to this Report. On the Effective Date, the Company borrowed approximately $5.57 million in principal amount under the Sun 2007 Loan. Further borrowings under the Sun 2007 Loan may be provided up to an aggregate of $10 million in principal amount at the sole discretion of Sun Capital II, and the Company has not requested any additional borrowings since the Effective Date. Proceeds from the Sun 2007 Loan were used to pay all amounts owed to Harris N.A. (approximately $4.5 million plus accrued interest) under the revolving credit facility that the Company maintained with Harris N.A. The Company intends to use the remaining proceeds of the Sun 2007 Loan for working capital purposes. The Company’s borrowings under the Sun 2007 Loan are evidenced by a demand note. The Sun 2007 Loan is unsecured and bears interest at 15% per annum, which interest is payable upon termination of the Sun 2007 Loan. Unless Sun Capital II demands payment earlier, the Sun 2007 Loan is payable in full by the Company on May 16, 2012.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits The following is a complete list of exhibits filed as part of this Report. Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-K.

Exhibit No.	Description

10.01	Credit Agreement, dated as of May 16, 2007, between SAN Holdings, Inc. and Sun Capital Partners II, LP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

SAN HOLDINGS, INC.

By: /s/ Robert C. Ogden
       Robert C. Ogden, Chief Financial Officer
       and Secretary

Date: May 16, 2007